Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

FreightCar America, Inc.

Chicago, Illinois

We consent to the incorporation by reference In Registration Statement No. 333-131981, 333-184820 and 333-225886 on Form S-8 of our reports dated March 4, 2020, relating to the consolidated financial statements of FreightCar America, Inc. and subsidiaries (“the Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for leases in the year ended December 31, 2019, due to the adoption of Accounting Standard Update No. 2016-02), and the effectiveness of Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 4, 2020

We have served as the Company’s auditor since 1999.